UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                               EXCHANGE ACT 1934


                                MMC ENERGY, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)


        Nevada                                       Applied For
        --------                                     ----------
(State of Incorporation)                (I.R.S. Employer Identification No.)


                           747 17th Street, Suite 301
                      West Vancouver. B.C., Canada V7V 3T4
                               -------------------
               (Address of Principal Executive Offices) (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                 Name of each exchange on which each
   to be so registered                      class is to be registered

      Not Applicable                             Not Applicable
      --------------                             --------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [ ]


If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

Securities Act registration statement file number to which this form relates:
Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.001 par value
                         ------------------------------

Item 1.  Description of Registrant's Securities to be Registered.

We have authorized the issuance of up to 300,000,000 shares of common stock. As of May 2, 2006 there were 12,650,000 shares of our common stock issued and outstanding, and they that are held by 35 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Two persons present and being, or representing by proxy, shareholders are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Item 2.  Exhibits

The following Exhibits are filed with this registration statement:

Exhibit       Description
Number

3.1(a)        Articles of Incorporation (1)

3.1(b)        Certificate of Amendment to the Articles of Incorporation (2)

3.2           By-Laws (3)

(1) Incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form SB-2 filed on December 22, 2004, file no. 333-121542.

(2) Incorporated by reference to the Registrant's Form 8-K filed on May 2, 2006.

(3) Incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form SB-2 filed on December 22, 2004, file no. 333-121542.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


MMC ENERGY, INC.

Dated:   May 2, 2006


/s/ Brent Peters
----------------
By: Brent Peters
Chief Executive Officer


















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